Prospectus Supplement #1                        Filed pursuant to Rule 424(b)(3)
(to prospectus dated March 12, 2001)                  Registration No. 333-56402


                                NIKU CORPORATION

                         569,981 Shares of Common Stock

Issued in Connection with Acquisitions of bSource.com, Inc. and 600 Monkeys,
Inc.

                                  -----------

     This prospectus supplement relates to the resale by the holders of the shares of our common stock issued in connection with acquisitions of bSource.com, Inc. and 600 Monkeys, Inc. You should read this prospectus supplement in conjunction with the prospectus dated March 12, 2001, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Stockholders" in the prospectus is amended by the addition of the information appearing in the table below:


                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of February 28, 2001. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of this date. Each selling stockholder owns less than 1% of our outstanding common stock.

     The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

     All of these shares were acquired by the selling stockholders in connection with our acquisitions of bSource.com, Inc. and 600 Monkeys, Inc. Other than the acquisitions, none of the selling stockholders has, or within the last three years, had any position, office or other material relationship with Niku or any of its affiliates within the past three years. As used in this prospectus, "Selling Stockholders" includes any pledgee, donee, transferees or others who may later hold the selling stockholders interests.

                                                                Shares owned         Shares
Name                                                           before offering       Offered
----                                                           ---------------       --------
Shares acquired in connection with acquisition of 600
 Monkeys, Inc.
Agency Software Company, Inc.................................       40,568           40,568
Jonah Burlingame.............................................        3,352            3,352
Carlton Associates, Inc......................................       48,938           48,938
Brian Deagan.................................................        2,135            2,135
Stephen Hopkins..............................................        2,135            2,135
ITA Investments..............................................       18,372           18,372
William Landers..............................................        2,135            2,135
Lynk Media, Inc..............................................       48,938           48,938
Mowheeler.com................................................        1,699            1,699
Daniel Segan.................................................        1,722            1,722
                                                                   -------          -------
         Subtotal............................................      169,994          169,994


                                                                Shares owned         Shares
Name                                                           before offering       Offered
----                                                           ---------------       --------
Shares acquired in connection with acquisition of
 bSource.com, Inc.
Lori Atwood..................................................        7,103            7,103
Brobeck, Phleger & Harrison LLP..............................        4,262            4,262
Frank Crist..................................................          585              585
Roland Deal..................................................       13,320           13,320
Flora Grubb..................................................          399              399
Will Henderson...............................................          399              399
Dan Herbst...................................................          399              399
Angela Hilt..................................................           25               25
Steve Kirsh..................................................      130,538          130,538
Michelle Kley................................................            8                8
Warren Lazarow...............................................          355              355
Paul Leddy...................................................          399              399
Rebecca Marshall.............................................          399              399
Ashley Matchett..............................................          665              665
Mike McGowan.................................................          346              346
Mike Olch....................................................       11,839           11,839
Rockham Capital Ventures, L.L.C..............................       95,882           95,882
Robert Romero................................................          533              533
Ellen Rothstein..............................................          719              719
Patrick Shea.................................................          355              355
Michael Shepherd.............................................          319              319
Paul Smith...................................................      130,538          130,538
Peter Stickney...............................................          399              399
Helen Thomas.................................................          199              199
                                                                   -------          -------
         Subtotal............................................      399,988          399,988
                                                                   -------          -------
         Total...............................................      569,981          569,981
                                                                   =======          =======

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     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE
CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS, AS WELL AS THE "RISK FACTORS" SECTION INCLUDED IN OUR RECENT REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is March 20, 2001.